PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)


                                                                    September 30,         December 31,
                                                                        1998                 1997
                                                                        ----                 ----

Short-term debt                                                     $       83.1                 91.4
Current portion of long-term debt                                           61.5                 54.8
Long-term debt                                                             815.4                857.1
                                                                      ----------           ----------
   Total debt                                                              960.0              1,003.3
Minority interests in subsidiaries                                          96.7                113.3
Common shareholders' equity                                              2,624.5              2,510.4
                                                                      ----------           ----------
   Total capitalization                                             $    3,681.2              3,627.0
                                                                      ==========           ==========

Ratio of total debt to total
 capitalization                                                            26.1%                27.7%
                                                                      ==========           ==========